AMENDMENT TO
CINCINNATI BELL PENSION PLAN
The Cincinnati Bell Pension Plan (the “Plan”) is hereby amended, effective as of January 1, 2012 and in order to cease the crediting of pension credit amounts under the Plan for certain participants in the Plan, by adding new Subsections 5.3.10 and 5.3.11 reading as follows to the end of Section 5.3 of the Plan (immediately after Plan Subsection 5.3.9).
5.3.10    Notwithstanding the foregoing subsections of this Section 5.3 or any other provision of this Plan, in no event shall any amount be credited under this Section 5.3 as of any date that occurs after December 31, 2011 to the Cash Balance Account of any Participant who is not a Grandfathered Participant (as defined in Subsection 5.3.11 below).
5.3.11    For purposes of Subsection 5.3.10 above, a “Grandfathered Participant” means a Participant who, as of January 1, 2012, either: (a) has Net Credited Service of 25 years or more; or (b) has Net Credited Service of 20 years or more and has attained at least age 55. The term “Net Credited Service” means, with respect to any Participant, the Participant’s Term of Employment that would be determined under the terms of Section 3.7 above if all references to a “Covered Employee” in such Section 3.7 and in the Prior Pension Plan were deemed to be references to an “Employee.”
IN ORDER TO EFFECT THE FOREGOING PLAN CHANGE, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.
CINCINNATI BELL INC.
By: /s/ Christopher J. Wilson
Title: V.P. General Counsel & Secretary
Date: November 29, 2011